AGREEMENT OF LEASE

This Agreement of Lease (“Lease”) between the parties set forth below incorporates the Basic Lease Provisions and the General Lease Provisions attached hereto.  In addition to other terms elsewhere defined in this Lease, the following terms whenever used in this Lease shall have only the meanings set forth in this Section, unless such meanings are expressly modified, limited or expanded elsewhere herein.

1.	BASIC LEASE PROVISIONS:

1.	Effective Date:	__________________, 2011

2.	Tenant:	Healthwarehouse.com, Inc., a Delaware corporation

3.	Landlord:	CIVF I-KY1M01-KY1M06 & KY1W01, LLC, a Delaware limited liability company

4.	Premises:	The space in the Building cross-hatched on Exhibit A, containing approximately 28,494 rentable square feet (“Rentable Area”) (more or less) of area referred herein as Suite 1.

5.	Building:	That certain approximately 62,600 square foot warehouse building located at 7107 Industrial Road, Florence, Kentucky.

6.	Land:	That certain tract of real property more particularly described on Exhibit B hereto.

7.	Property:	The Land and all improvements located thereon.

8.	Initial Term:	Sixty-six (66) full calendar months

9.	Commencement Date (Paragraph 2):	Upon Substantial Completion of the Tenant Improvements as set forth in Exhibit C

10.	Expiration Date (Paragraph 2):	The last day of the 66th full calendar month of the Initial Term

11.	Base Rent (Paragraph 4):

Months:				Annual Rate per Rentable Area:	Monthly Rate:
1	through	6	, inclusive	$0.00 p.s.f.	$0.00	*
7	through	30	, inclusive	$1.85 p.s.f.	$4,392.83
31	through	54	, inclusive	$2.10 p.s.f.	$4,986.45
55	through	66	, inclusive	$2.35 p.s.f.	$5,580.08

* Tenant shall not be responsible for the payment of Base Rent during Months 1-6 of the Initial Term; provided, however, Tenant shall remain responsible for the payment of Estimated Initial Monthly Expenses during Months 1-6 of the Initial Term..

12.	Installment Payable Upon Execution:	$6,173.70 (first month’s Base Rent and Estimated Initial Monthly Expenses)

13.	Tenant’s Pro Rata Share (Paragraph 4):	45.52% (28,494/62,600)

14.	Estimated Initial Monthly Expenses (Paragraph 4):	Taxes = $664.86, Insurance = $94.98, CAM = $1,021.04 (Property Management Fees included in CAM estimate), Total = $1,780.88

15.	Security Deposit (Paragraph 26):	None

16.	Rent Payment Address:	STANDARD MAIL:
DCT Industrial Op Partnership LP
c/o DCT Property Management LLC
Department 1379
Denver, CO 80256

OVERNIGHT MAIL:
U.S. Bank Denver Lockbox
Attn: DCT Industrial Op Ptnsp. Dept #1379
10035 East 40th Avenue
Denver, CO 80238

17.	Tenant Improvements:	SEE EXHIBIT C

18.	Permitted Use of the Premises (Paragraph 3):	General warehouse and distribution and office space.

19.	Tenant’s Business:	On-line pharmaceutical sales and distribution

20.	Landlord’s Address:	518 17th Street, Suite 800
Denver, Colorado 80202
Attention: Legal Department
	With a copy to:	4701 Creek Road
Suite 230
Cincinnati, OH 45242

21.	Tenant’s Address:	Attn: Aniket Dhadphale
7107 Industrial Road
Florence, KY 41042

22.	Guarantor:	None

23.	Landlord’s Broker(s) (Paragraph 31):	Mike Lowe and Doug Whitten
CB Richard Ellis
PNC Center
201 E. Fifth Street, Suite 100
Cincinnati, OH 45202

24.	Tenant’s Broker:	Tim Schenke
201 E. Fifth Street, Suite 1200
Cincinnati, OH 45202

25.	Additional Agreements:	EXHIBIT A – Premises
EXHIBIT B – Legal Description of Property
EXHIBIT C – Construction Work Letter (Turnkey)
EXHIBIT D – Rules and Regulations
EXHIBIT E – HVAC Maintenance Contract
EXHIBIT F – Move-Out Conditions
EXHIBIT G – Renewal Option
EXHIBIT H – Right of First Offer
EXHIBIT I – Lease Confirmation Certificate
EXHIBIT J – Alterations and Improvements
EXHIBIT J-1 – Office Plan
EXHIBIT J-2 – Resurfacing Specs

LANDLORD:			TENANT:
CIVF I-KY1M01-KY1M06 & KY1W01, LLC,			Healthwarehouse.com, Inc., a Delaware corporation
a Delaware limited liability company

By:	DCT Industrial Value Fund I, L.P.,
a Delaware limited partnership,
its Sole Member

	By:	DCT Industrial Value Fund I, Inc.
a Maryland corporation, its General Partner

By:		By:
Name:	William E. Chester	Name:
Title:	Vice President	Title:
Date:		Date:

GENERAL LEASE PROVISIONS

2.           COMMENCEMENT.  The Initial Term of this Lease shall be for the period shown in Item 8 of the Basic Lease Provisions (the “Lease Term”), commencing on date that the Tenant Improvements are Substantially Completed (the “Commencement Date”).  Unless earlier terminated in accordance with the provisions hereof, the Initial Term of this Lease shall be the period shown in Item 8 of the Basic Lease Provisions and Tenant shall be entitled to one Extension Term as set forth in and subject to the terms of Exhibit G attached hereto.  This Lease shall be a binding contractual obligation effective upon execution hereof by Landlord and Tenant, notwithstanding the later commencement of the Lease Term.  The terms “Tenant Improvements” and “Substantial Completion” or “Substantially Completed” are defined in the attached Exhibit C Work Letter.  Except as otherwise provided herein, Tenant accepts the Premises in its current “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition and Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Lease Term.

Upon the Commencement Date, the parties hereto shall execute a written statement in the form attached hereto as Exhibit I, attached hereto and by this reference incorporated herein (the “Lease Confirmation Certificate”) confirming the  Commencement Date of the Lease, the Expiration Date of the Initial Term of the Lease and the Base Rent schedule during the Initial Term of the Lease, but the enforceability of this Lease shall not be affected should either party fail or refuse to execute such statement.

3.            USE.

(a)           The Premises shall be used only for the purpose set forth in Item 18 of the Basic Lease Provisions and for reasonable and customary uses ancillary thereto, and shall not be used for any other purpose.  Landlord shall have the right to deny its consent to any change in the permitted use of the Premises in its sole and absolute discretion.

(b)           Outside storage including, without limitation, drop shipments, dock storage, trucks and other vehicles, is prohibited without Landlord’s prior written consent.  Tenant shall obtain, at Tenant’s sole cost and expense, any and all licenses and permits necessary for Tenant’s contemplated use of the Premises.  Tenant shall comply with all existing and future governmental laws, ordinances and regulations applicable to the use of the Premises, as well as all reasonable requirements of Landlord’s insurance carrier.  Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action which would constitute a nuisance or which would disturb or endanger any other tenants of the Property, or unreasonably interfere with such other tenants’ use of their respective space.  Tenant shall not receive, store or otherwise handle any product, material or merchandise which is explosive or highly inflammable.

(c)           If any Legal Requirement shall, by reason of the nature of Tenant’s particular use or occupancy of the Premises (as opposed to laws that generally apply to use of the Premises or Property), impose any duty upon Tenant or Landlord with respect to (i) modification or other maintenance of the Premises or the Property, or (ii) the use, alteration or occupancy thereof, Tenant shall comply with such Legal Requirements at Tenant’s sole cost and expense.  Notwithstanding the foregoing, Tenant, at its sole cost and expense, shall be responsible for the Premises complying with all sprinkler and high pile storage Legal Requirements.  If the Building and/or the Premises is determined by applicable governmental agencies to not be in compliance with Legal Requirements applicable to the Property as of the Commencement Date and such non-compliance is not related to Tenant’s particular use or occupancy of the Premises, then Landlord shall be fully responsible, at its sole cost and expense (which shall not be included in CAM), for making all alterations and repairs to the Property and/or the Premises required by such governmental agencies so that the Property and/or the Premises complies with all such Legal Requirements.  The term “Legal Requirements” shall mean all covenants and restrictions of record (if any), laws, statutes, building and zoning codes, ordinances, and governmental orders, conditions of approval, rules and regulations (including, but not limited to, Title III of the Americans With Disabilities Act of 1990), as well as the same may be amended and supplemented from time to time, including, without limitation, all Legal Requirements that pertain to the building structure.  Notwithstanding the foregoing sentence, if there is a “new” Legal Requirement (a Legal Requirement first enacted or made applicable to the Property after the Commencement Date of this Lease) affecting the Property (excluding the Premises), which require Landlord to make capital expenditures or repairs to the Property (excluding the Premises) (a “New Legal Requirement”), the annual amortized portion of such capital expenditures or repairs shall be included in CAM which shall be reimbursed by the tenants in the Property over a commercially reasonable period not to exceed 10 years.  Subject to applicable New Legal Requirements (including any “grandfather” provisions pertaining thereto), Landlord agrees to maintain the Property (except the Premises) in compliance with all Legal Requirements.

(d)           Tenant shall not at any time use or occupy the Premises in violation of the certificates of occupancy issued for the Building or the Premises or the restrictive covenants pertaining to the Building or the Premises, and in the event that any architectural control committee or department of the State or the city or county in which the Property is located shall at any time contend or declare that the Premises are used or occupied in violation of such certificate or certificates of occupancy or such restrictive covenants, Tenant shall, upon five (5) days’ notice from Landlord or any such governmental agency, immediately discontinue such use of the Premises (and otherwise remedy such violation).  Tenant shall not place weight upon any portion of the Premises exceeding the structural floor load (per square foot of area) which such area was designated (and is permitted by Legal Requirements) to carry or otherwise use any Building system in excess of its capacity or in any other manner which may damage such system or the Building.  Tenant shall not create within the Premises a working environment with a density of greater than two (2) persons per 1,000 square feet of rentable area.

4.           RENT. Tenant shall pay the Base Rent (as defined in Item 11 of the Basic Lease Provisions), Additional Rent (hereinafter defined) and any other amounts required to be paid by Tenant to Landlord under this Lease (collectively referred to as “Rent”) during the Lease Term, in advance, on the first day of each calendar month, or as otherwise set forth in this Lease, without setoff or deduction, at the address set forth in Item 16 of the Basic Lease Provisions and without relief from valuation and appraisement laws.  In the event any Rent is due for a partial calendar month or year, the Rent shall be equitably adjusted to reflect that portion of the Lease Term within such month or year.  All accrued Rent shall survive the expiration or earlier termination of the Lease Term.  The obligation of Tenant to pay Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations.  The first full monthly installment of Base Rent (as set forth in Item 12 of the Basic Lease Provisions) shall be payable upon Tenant’s execution of this Lease.

(a)          Base Rent. Tenant shall pay to Landlord, as Base Rent, the sums and amounts set forth in Item 11 of the Basic Lease Provisions.

(b)          Additional Rent.  Tenant shall pay to Landlord, as Additional Rent, Rent Tax and Tenant’s Pro Rata Share of the Taxes, Insurance and CAM charges (as such terms are hereinafter defined) incurred by Landlord for and on behalf of the Property.

(i)           Rental Taxes. If any governmental taxing authority levy, assess, or impose any tax, excise or assessment (other than income or franchise tax) upon or against the rents payable by Tenant to Landlord (“Rent Tax”), either by way of substitution for or in addition to any existing tax on land, buildings or otherwise, Tenant shall directly pay, or reimburse Landlord for, the Rent Tax, as the case may be.

(ii)          Taxes.  Taxes shall include, without limitation, any tax, assessment (both general and special), trustees’ fee, impositions, license fees, or governmental charge (herein collectively referred to as “Tax”) imposed against the Property, or against any of Landlord’s personal property located therein or the rents collected by Landlord therefrom (excluding any income or franchise tax, unless such taxes are in substitution for ad valorem taxes).  Taxes, as herein defined, are predicated upon the present system of taxation in the State of Kentucky.  Therefore, if due to a future change in the method of taxation any rent, franchise, use, profit or other tax shall be levied against Landlord in lieu of any Tax which would otherwise constitute a “real estate tax”, such rent, franchise, use, profit or other tax shall be deemed to be a Tax for the purposes herein.  In the event Landlord is assessed with a Tax which Landlord, in its sole discretion, deems excessive, Landlord may challenge said Tax or may defer compliance therewith to the extent legally permitted; and, in the event thereof, Tenant shall be liable for Tenant’s Pro Rata Share of all reasonable costs in connection with such challenge.  The estimated monthly amount of Tenant’s Pro Rata Share of Taxes is set forth in Item 14 of the Basic Lease Provisions, which amount is subject to increase as provided for herein.

(iii)         Insurance.  Insurance shall include, without limitation, premiums for liability, property damage, fire, workers compensation, rent and any and all other insurance (herein collectively referred to as “Insurance”) which Landlord deems necessary to carry on, for, or in connection with Landlord’s operation of the Property.  In addition thereto, in the event Tenant’s use of the Premises shall result in an increase of any of Landlord’s Insurance premiums, Tenant shall pay to Landlord, upon demand, as Additional Rent, an amount equal to such increase in Insurance.  Such payments of Insurance shall be in addition to all premiums of insurance which Tenant is required to carry pursuant to Paragraph 19 of this Lease.  The estimated monthly amount of Tenant’s Pro Rata Share of Insurance is set forth in Item 14 of the Basic Lease Provisions, which amount is subject to increase as provided for herein.

(iv)           Common Area Maintenance.  Common area maintenance charges (hereinafter referred to as “CAM”) shall mean any and all costs, expenses and obligations incurred by Landlord in connection with the operation, ownership, management, repair and replacement, if necessary, of the Building and the Property, including, without limitation, the following:  the maintenance, repair and replacement, if necessary, of the downspouts, gutters and the non-structural portions of the roof; the paving of all parking facilities, access roads, driveways, truck ways, sidewalks and passageways; loading docks and access ramps, trunk-line plumbing (as opposed to branch-line plumbing); common utilities and exterior lighting; landscaping; snow removal; fire protection; exterior painting and interior painting of the common areas of the Property; market-rate management fees; additions or alterations made by Landlord to the Property or the Building in order to comply with Legal Requirements (other than those expressly required herein to be made by Tenant) or that are appropriate to the continued operation of the Property or the Building as a bulk warehouse facility in the market area, provided that the cost of additions or alterations that are required to be capitalized for federal income tax purposes shall be amortized on a straight line basis over a period equal to the lesser of the useful life thereof for federal income tax purposes or 10 years; and all other similar maintenance and repair expenses incurred by Landlord for or on behalf of the Property.  Additionally, CAM does not include costs for any items which are depreciable or amortizable by Landlord, debt service under mortgages or ground rent under ground leases, costs of restoration resulting from fire or casualty (except for Landlord’s deductible related thereto, not to exceed $25,000.00), leasing commissions, the costs of renovating space for tenants depreciation, fees or expenses of a related party in excess of the amount that would be paid in an arm’s length transaction for materials or services of a similar quality, legal expenses incident to Landlord’s enforcement of any lease (except as otherwise may be expressly provided for herein), the cost of any work or services performed exclusively for any tenants of the Building or the Property, costs to correct any penalty or fine incurred by Landlord due to Landlord’s violation of any Legal Requirements, or costs of repairs necessitated by Landlord’s negligence or willful misconduct or for correcting any latent defects or original design defects in the building construction, materials or equipment.  The estimated monthly amount of Tenant’s Pro Rata Share of CAM is set forth in Item 14 of the Basic Lease Provisions, which amount is subject to increase as provided for herein.  Landlord shall at all times during the Lease Term maintain, service and repair (and replace if necessary) common areas and elements of the Building and Property in order to keep the same in good order and condition, including, without limitation, the following: the downspouts, gutters, and non-structural portion of the roof, the paving of all parking facilities, access roads, driveways, truck ways, sidewalks, and passenger ways), loading docks and access ramps, truck-line plumbing, common utilities and exterior lighting, landscaping, snow removal, fire protection, exterior painting and interior painting of the common areas.

(v)           Payment of Additional Rent.  Landlord shall have the right to invoice Tenant monthly, quarterly, or otherwise from time to time (but in no case more frequently than monthly nor less frequently than annually), for Tenant’s Pro Rata Share of the actual Taxes, Insurance and CAM expenses payable by Tenant under this Lease; and Tenant shall pay to Landlord, as Additional Rent, those amounts for which Tenant is invoiced within thirty (30) days after receipt of said invoice.

Alternatively, at Landlord’s election, Landlord shall have the right to invoice Tenant monthly for Tenant’s Pro Rata Share of such Taxes, Insurance and CAM expenses, as reasonably estimated by Landlord.  Any monies paid in advance to Landlord by Tenant shall not accrue interest thereon.  Following the end of each calendar year or property fiscal year, Landlord shall deliver a statement to Tenant setting forth the difference between Tenant’s actual Pro Rata Share of Taxes, Insurance and/or CAM expenses and the total amount of monthly payments, paid by Tenant to Landlord.  Tenant shall thereafter pay to Landlord the full amount of any difference between Tenant’s actual obligation over the total amount of Tenant’s estimated payments, within thirty (30) days after receipt of said statement; conversely, in the event Tenant’s estimated payments exceed Tenant’s actual obligation, Landlord shall either refund the overpayment to Tenant or credit said overpayment against Tenant’s monthly obligation in the forthcoming year.

For purposes of this Lease, Tenant’s Pro Rata Share is hereinafter defined as a fraction, the numerator of which shall be the square footage of the Premises, and the denominator of which shall be the square footage of the rentable area of the Building, which Pro Rata Share is hereby agreed to be as set forth in Item 13 of the Basic Lease Provisions.  In the event this Lease expires on a date other than the end of a billing period, Tenant’s obligation with respect to any amounts owed to Landlord shall survive the expiration of the Lease Term, and shall be invoiced to Tenant when the same have been accurately determined or, at Landlord’s option, such amounts shall be reasonably estimated by Landlord to reflect the period of time the Lease was in effect during such billing period.

Landlord and Tenant acknowledge and agree that, in accordance with the terms and conditions of this Lease, Tenant pays to Landlord Tenant’s Pro Rata Share (which Tenant’s Pro Rata Share is, in accordance with Item 13 of the Basic Lease Provisions, based on the total square footage of the Building) of (i) CAM, (ii) Taxes, and (iii) Insurance.  Notwithstanding anything contained herein to the contrary, however, to the extent Taxes, Insurance or any component of CAM are allocable or attributable to a larger or smaller set of buildings than the Building (or buildings) that comprises the Property, such Taxes, Insurance or component of CAM shall first be allocated among all of such larger or smaller (as applicable) set of buildings on a proportionate basis and, notwithstanding anything contained herein to the contrary, Tenant shall only be responsible for paying Tenant’s equitable or proportionate share (as reasonably determined by Landlord) of any such amounts (or the excess of such amounts over the amounts payable with respect to the applicable lease year, as the case may be).

For a period of one (1) year following a year-end statement, Landlord shall keep records showing in reasonable detail all expenses incurred by Landlord for Taxes, Insurance and CAM expenses during such period covered in the year-end statement.  Upon five (5) days prior written notice from Tenant, such records shall be made available for inspection (“Audit”) at the office of Landlord’s managing agent during normal business hours.  The Audit will be conducted at Tenant’s expense by a certified public accountant licensed in the state in which the Premises are situated who may be employed by Tenant (“Tenant’s Auditor”).  Notwithstanding anything herein to the contrary, in no event shall Tenant’s Auditor be compensated or paid on a contingency fee or other similar basis.  If Tenant’s Audit reveals that the Taxes, Insurance and CAM expenses charged to Tenant for such calendar year covered by the year-end statement exceed or were less than Tenant’s Pro Rata Share of the actual expenses thereto, and such variance is confirmed by Landlord’s certified public accountant, then Landlord will reimburse Tenant for any overcharge, or Tenant will pay to Landlord any undercharge, as applicable, promptly after such final determination.  In the event of a confirmed overcharge of such expenses to Tenant in excess of 10% of Tenant’s Pro Rata Share of actual expenses thereto in such year, Landlord also shall reimburse Tenant for the reasonable cost of Tenant’s Audit, but not in excess of an amount equal to 100% of the overcharge.  Notwithstanding the aforesaid, unless Tenant (i) asserts specific errors within ninety (90) days after receipt of any  year-end statement, or (ii) exercises such right to Audit as granted hereunder within ninety (90) days after receipt of any year-end statement, it shall be deemed that said year-end statement is correct and Tenant shall have no further right to Audit Landlord’s records for Taxes, Insurance and CAM expenses for the period covered in the year-end statement.

The terms and provisions of this Paragraph 4 shall survive the expiration or earlier termination of this Lease.

5.           LATE CHARGE.  Tenant acknowledges and agrees that in the event Tenant is late in the payment of any Rent or other charge due Landlord for a period of five (5) days after which such rent or other charge is first due and payable, Landlord will suffer damages that are extremely difficult to estimate and, therefore, as a reasonable forecast of the damages that are likely to result from such late payment, Tenant shall be assessed a late charge for Landlord’s increased administrative expenses, which late charge shall be equal to five percent (5%) of all overdue amounts owed Landlord.

6.           UTILITIES. Landlord agrees to supply water, gas, electricity and sewer connections to the Premises.  Tenant shall pay for all gas, electricity, water and sewer used by Tenant in, on or about the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto, and Tenant shall be liable for all maintenance and equipment with respect to the continued operation thereof including, without limitation, all electric light bulbs and tubes. In no event shall Landlord be liable for any interruption or failure of any utility servicing the Property.  Landlord may cause at Tenant’s expense any utilities used by Tenant to be separately metered or charged directly to Tenant by the provider.

7.           LANDLORD’S REPAIRS AND MAINTENANCE.  Landlord, at Landlord’s sole cost and expense, shall maintain, repair and replace, if necessary, the foundation, the structural portions of the roof and the exterior walls.  Notwithstanding the aforesaid, in the event any such maintenance or repairs are caused by the negligence of Tenant or Tenant’s employees, agents or invitees, Tenant shall reimburse to Landlord, as Additional Rent, the cost of all such maintenance and repairs within thirty (30) days after receipt of Landlord’s invoice for same.  For purposes of this Paragraph, the term “exterior walls” shall not include windows, plate glass, office doors, dock doors, dock bumpers, office entries, or any exterior improvement made by Tenant.  Landlord reserves the right to designate all sources of services in connection with Landlord’s obligations under this Lease.

8.           TENANT’S REPAIRS AND MAINTENANCE. Except as provided below in the Paragraph 8 or as otherwise provided in Paragraph 4(b)(iv) above with respect to Landlord’s obligation relating to common and other areas, Tenant, at Tenant’s sole cost and expense, shall at all times during the Lease Term and in accordance with all Legal Requirements, maintain, service, repair and replace, if necessary, and keep in good condition and repair all portions of the Premises which are not expressly the responsibility of Landlord (as set forth in Paragraph 7 above), including, but not limited to, fixtures, equipment and appurtenances thereto, any windows, plate glass, office doors, dock doors and ancillary equipment, all heating, ventilation and air conditioning equipment serving the Premises, office entries, interior walls and finish work, floors and floor coverings, water heaters, electrical systems and fixtures, sprinkler systems, dock bumpers, dock levelers, trailer lights and fans, shelters/seals and restraints, branch plumbing and fixtures, and pest extermination.  In addition thereto, Tenant shall keep the Premises and the dock area servicing the Premises in a clean and sanitary condition, and shall keep the common parking areas, driveways and loading docks free of Tenant’s debris.  Tenant shall not store materials, waste or pallets outside of the Premises, and shall timely arrange for the removal and/or disposal of all pallets, crates and refuse owned by Tenant which cannot be disposed of in the dumpster servicing the Property.  If replacement of equipment, fixtures, and appurtenances thereto are necessary, then Tenant shall replace the same with equipment, fixtures and appurtenances of the same quality, and shall repair all damage done in or by such replacement.  Such replacements for which Tenant is solely responsible hereunder which are capital in nature and that are required to be capitalized for federal income tax purposes shall be amortized on a straight line basis over a period equal to the useful life thereof for federal income tax purposes, and shall be amortized in accordance with the Formula (defined hereafter) over the remainder of the Lease Term, without regard to any extension or renewal option not then exercised.  The “Formula” shall mean that number, the numerator of which shall be the number of months of the Lease Term remaining after the replacement of any such capital replacement, and the denominator of which shall be the amortization period (in months) equal to the useful life thereof for federal income tax purposes. Landlord shall pay for such capital replacement and Tenant shall reimburse Landlord, as Additional Rent, for its amortized share of same (determined as hereinabove set forth) in equal monthly installments throughout the remainder of the Lease Term, without regard to any extension or renewal option not then exercised.

Notwithstanding anything contained herein to the contrary, Tenant’s responsibility with respect to repairs or replacements to the HVAC system servicing the Premises shall be limited to $1,000.00 per occurrence per unit, and Landlord shall be responsible for any repairs or replacements to such HVAC system in excess of such amount, provided, however, such limitation shall not be effective for any repairs or replacements necessitated due to the lack of maintenance or misuse of, or damages caused by, Tenant, its agents, employees, contractors, assignees, subtenants or invitees, nor shall such limitation be effective after replacement of any HVAC unit or replacement of any particular part of such HVAC system, in which case the costs related thereto shall be solely borne by Tenant, regardless of cost.

As set forth on Exhibit E hereto, Tenant, at its own cost and expense, shall enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor approved by Landlord for servicing all hot water, heating and air conditioning systems and equipment serving the Premises.  The service contract must include all services suggested by the equipment manufacturer in its operations/maintenance manual and an executed copy of such contract must be provided to Landlord prior to the date Tenant takes possession of the Premises.  Notwithstanding the aforesaid, Landlord shall have the option to enter into a regularly scheduled preventative maintenance/service contract on items for and on behalf of Tenant.  Such contract may include, without limitation, all services suggested or recommended by the equipment manufacturer in the operation and maintenance of such system.  In the event Landlord elects such option, Tenant shall reimburse to Landlord, as Additional Rent, all of Landlord’s costs in connection with said contract, as well as Landlord’s actual costs of repair and maintenance of the HVAC system (subject to the limitations set forth in the preceding paragraph).

Upon the expiration or earlier termination of this Lease, Tenant shall return the Premises to Landlord in substantially the same condition as when received, reasonable wear and tear and damages by fire or other casualty excepted.  Tenant shall perform all repairs and maintenance in a good and workmanlike manner, using materials and labor of the same character, kind and quality as originally employed in, on or about the Property; and all such repairs and maintenance shall be in compliance with all governmental and quasi-governmental laws, ordinances and regulations, as well as all requirements of Landlord’s insurance carrier.  In the event Tenant fails to properly perform any such repairs or maintenance within a reasonable period of time following notice from Landlord, Landlord shall have the option to perform such repairs on behalf of Tenant, in which event Tenant shall reimburse to Landlord, as Additional Rent, the costs thereof within thirty (30) days after receipt of Landlord’s invoice for same.

9.           ALTERATIONS. Tenant shall not make any alterations, additions or improvements to the Premises or Property, except as provided in this Paragraph 9 (“Alterations”) without the prior written consent of Landlord.  Landlord hereby consents to Tenant making the alterations and improvements set forth on Exhibit J attached hereto and incorporated herein, subject to applicable Legal Requirements, and subject, further, to Landlord’s approval of the plans and specifications related thereto, as well as Landlord’s approval of the contractors performing such alterations and improvements.  Tenant shall otherwise have the right at any time during the Lease Term, without needing Landlord’s prior written consent, to make cosmetic, non-material and non-structural alterations to the Premises which cost shall not exceed Ten Thousand Dollars ($10,000.00) in any one calendar year.  Tenant shall make no Alterations to the Premises, including, without limitation any Alterations (i) which will adversely impact the Building’s mechanical, electrical or heating, ventilation or air conditioning systems, or (ii) which will adversely impact the structure of the Building, or (iii) which are visible from the exterior of the Premises or (iv) which will result in the penetration or puncturing of the roof, without first obtaining Landlord’s prior written consent or approval to such Alterations (which consent or approval shall be in the Landlord’s sole and absolute discretion).  Notwithstanding the aforesaid, Tenant, at Tenant’s sole cost and expense, may install such trade fixtures as Tenant may deem necessary, so long as such trade fixtures do not penetrate or disturb the structural integrity and support provided by the roof, exterior walls or sub floors.  All such trade fixtures shall be constructed and/or installed by contractors approved by Landlord, in a good and workmanlike manner, and in compliance with all applicable governmental and quasi-governmental laws, ordinances and regulations, as well as all requirements of Landlord’s insurance carrier.

Notwithstanding anything contained herein to the contrary, Landlord shall contribute up to a maximum amount of $15,000.00 (the “TI Allowance”), toward the costs of certain alterations to the Premises to be performed by Tenant, subject to approval by Landlord of the plans and specifications related thereto (“Initial Alterations”), which such payment shall be made by Landlord to Tenant within 30 days following (i) completion of such Initial Alterations, (ii) Landlord’s receipt of Tenant’s invoice substantiating the costs related thereto, (iii) Landlord’s receipt of final lien waivers from all contractors and subcontractors who did work on such Initial Alterations, and (iv) Landlord’s receipt of a copy of the final permit approved by the applicable governing authority to the extent required for such Initial Alterations.  Landlord shall be under no obligation to pay for any Initial Alterations or other alterations to the Premises in excess of the TI Allowance.  Further, such TI Allowance shall only be available for Tenant’s use through December 31, 2011, and Tenant hereby waives any and all rights to any unused portion of the TI Allowance remaining as of January 1, 2012.

Upon the expiration or earlier termination of this Lease, Tenant shall remove all trade fixtures and any other Alterations installed by Tenant in, on or about the Premises; and, upon such removal, Tenant shall restore the Premises to a condition substantially similar to that condition when received by Tenant.  However, notwithstanding the aforesaid, upon Landlord’s written election, such Alterations shall revert to Landlord and shall remain as Landlord’s property.  In no event shall Landlord have any right to any of Tenant’s trade fixtures; and, except as otherwise set forth in this Lease, Tenant may remove such trade fixtures upon the termination of this Lease, provided Tenant repairs any damage caused by such removal.  If Tenant does not timely remove such property, then Tenant shall be conclusively presumed to have, at Landlord’s election (i) conveyed such property to Landlord without compensation or (ii) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant’s sole cost, without waiving Landlord’s right to claim from Tenant all expenses arising out of Tenant’s failure to remove the property, and without liability to Tenant or any other person.  Landlord shall have no duty to be a bailee of any such personal property.  If Landlord elects abandonment, Tenant shall pay to Landlord, upon demand, any expenses incurred for disposition.

10.           DESTRUCTION. If the Premises or the Property are damaged in whole or in part by casualty so as to render the Premises untenantable, and if the damages cannot be repaired as reasonably determined by Landlord within one hundred twenty (120) days from the date of said casualty, this Lease shall terminate as of the date of such casualty.  If the damages can be repaired within said one hundred twenty (120) days, and Landlord does not elect within thirty (30) days after the date of such casualty to repair same, then either party may terminate this Lease by written notice served upon the other.  In the event of any such termination, the parties shall have no further obligations to the other, except for those obligations accrued through the effective date of such termination; and, upon such termination, Tenant shall immediately surrender possession of the Premises to Landlord.  Should Landlord elect to make such repairs, this Lease shall remain in full force and effect, and Landlord shall proceed with all due diligence to repair and restore the Premises to a condition substantially similar to that condition which existed prior to such casualty.  In the event the repair and restoration of the Premises extends beyond one hundred twenty (120) days after the date of such casualty due to causes beyond the control of Landlord, this Lease shall remain in full force and effect, and Landlord shall not be liable therefor; but Landlord shall continue to complete such repairs and restoration with all due diligence.  Landlord and Tenant acknowledge and agree that Rent shall abate during the period the Premises is untenantable due to a casualty loss under this Paragraph 10.  In the event only a portion of the Premises are untenantable, Tenant’s Rent shall be equitably abated in proportion to that portion of the Premises which are so unfit.

11.           INSPECTION. Upon prior written notice to Tenant (except in the event of an emergency when no such notice shall be necessary), Landlord shall have the right to enter and inspect the Premises at any reasonable time for the purpose of ascertaining the condition of the Premises, or in order to make such repairs as may be required or permitted to be made by Landlord under the terms of this Lease; provided, however, Landlord shall use reasonable efforts to minimize any disruption to Tenant’s business in the Premises during such entry by Landlord.  Tenant shall have the duty to periodically inspect the Premises and notify Landlord should Tenant observe a need for repairs or maintenance of any obligation to be performed by Landlord under this Lease.  Upon receipt of Tenant’s notice, Landlord shall have a commercially reasonable period of time to make such repairs or maintenance.  In addition thereto, during the last six (6) months of the Lease Term, Landlord shall have the right to enter the Premises at any reasonable time for the purpose of showing the Premises to prospective third-party tenants; and, during said six (6) months, Landlord shall have the right to erect on the Property and/or Premises suitable signs indicating that the Premises are available for lease.

Tenant shall give Landlord thirty (30) days written notice prior to Tenant vacating the Premises, for the purpose of arranging a joint inspection of the Premises with respect to any obligation to be performed therein by Tenant, including, without limitation, the necessity of any repair or restoration of the Premises.  In the event Tenant fails to notify Landlord of such inspection, Landlord’s inspection after Tenant vacates shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.

12.           SIGNS. Tenant shall not place or permit any signs, lights, awnings or poles in or about the Premises or the Property, other than the standard building signage as per Landlord specifications, without the prior written consent of Landlord; nor shall Tenant change the uniform architecture, paint, landscape, or otherwise alter or modify the exterior of the Property without the prior written consent of Landlord.

13.         ASSIGNMENT AND SUBLETTING.

(a)           Tenant shall not directly or indirectly, by operation of law or otherwise, assign, sublet, mortgage, hypothecate or otherwise encumber all or any portion of its interest in this Lease or in the Premises or grant any license in any person other than Tenant or its employees to use or occupy the Premises or any part thereof without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.  Any such attempted assignment, subletting, license, mortgage, hypothecation, other encumbrance or other use or occupancy without the consent of Landlord shall be null and void and of no effect.  Any mortgage, hypothecation or encumbrance of all or any portion of Tenant’s interest in this Lease or in the Premises, any grant of a license or sufferance of any person other than Tenant or its employees to use or occupy the Premises or any part thereof, or any transfer by operation  of law (whether voluntary or involuntary), merger, consolidation, dissolution, liquidation or any assignment to a receiver or trustee in any federal or state bankruptcy proceeding, shall be deemed to be an “assignment” of this Lease.  In addition, as used in this Paragraph 13, the term “Tenant” shall also mean any entity that has guaranteed Tenant’s obligations under this Lease, and the restrictions applicable to Tenant contained herein shall also be applicable to such guarantor.  Provided no event of monetary default has occurred and is continuing under this Lease, upon thirty (30) days prior written notice to Landlord, Tenant may, without Landlord’s prior written consent, assign this Lease to an entity into which Tenant is merged or consolidated or to an entity to which substantially all of Tenant’s assets are transferred or to an entity controlled by or is commonly controlled with Tenant, provided (i) such merger, consolidation, or transfer of assets is for a good business purpose and not principally for the purpose of transferring Tenant’s leasehold estate, and (ii) the assignee or successor entity has a tangible net worth, calculated in accordance with generally accepted accounting principles (and evidenced by financial statements in form reasonably satisfactory to Landlord) at least equal to the tangible net worth of Tenant immediately prior to such merger, consolidation, or transfer.  The term “controlled by” or “commonly controlled with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such controlled person or entity; the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, at least fifty-one percent (51%) of the voting interest in, any person or entity shall be presumed to constitute such control.

(b)         No permitted assignment or subletting shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder.  The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any subletting or assignment.  Consent by Landlord to one subletting or assignment shall not be deemed to constitute a consent to any other or subsequent attempted subletting or assignment.  If Tenant desires at any time to assign this Lease or to sublet the Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord all pertinent information relating to the proposed assignee or sublessee, all pertinent information relating to the proposed assignment or sublease, and all such financial information as Landlord may reasonably request concerning the proposed assignee or subtenant.  Any approved assignment or sublease shall be expressly subject to the terms and conditions of this Lease.

(c)          At any time within thirty (30) days after Landlord’s receipt of the information specified in subparagraph (b) above, Landlord may by written notice to Tenant elect to terminate this Lease as to the portion of the Premises so proposed to be subleased or assigned (which may include all of the Premises), with a proportionate abatement in the Rent payable hereunder, provided, however, that Landlord shall have no such termination right with respect to an assignment of this Lease described in subparagraph (a) above that does not require Landlord’s prior written consent.

(d)          Tenant acknowledges that it shall be reasonable for Landlord to withhold its consent to a proposed assignment or sublease in any of the following instances:

(i)           The assignee or sublessee is not, in Landlord’s reasonable opinion, sufficiently creditworthy to perform the obligations such assignee or sublessee will have under this Lease;

(ii)          The intended use of the Premises by the assignee or sublessee is not the same as set forth in this Lease or otherwise reasonably satisfactory to Landlord;

(iii)         The intended use of the Premises by the assignee or sublessee would materially increase the pedestrian or vehicular traffic to the Premises or the Property;

(iv)         Occupancy of the Premises by the assignee or sublessee would, in the good faith judgment of Landlord, violate any agreement binding upon Landlord, or the Property with regard to the identity of tenants, usage in the Property, or similar matters;

(v)           The assignee or sublessee is then actively negotiating with Landlord or has negotiated with Landlord within the previous six (6) months, or is a current tenant or subtenant within the Premises or Property;

(vi)          The identity or business reputation of the assignee or sublessee will, in the good faith judgment of Landlord, tend to damage the goodwill or reputation of the Premises or Property; or

(vii)         In the case of a sublease, the subtenant has not acknowledged that the Lease controls over any inconsistent provision in the sublease.

The foregoing criteria shall not exclude any other reasonable basis for Landlord to refuse its consent to such assignment or sublease.

(e)           Any consent by Landlord to any assignment or subletting shall apply only to the specific transaction thereby authorized.  Such consent shall not be construed as (i) a waiver of the duty of Tenant, or the assigns of Tenant, to obtain Landlord’s consent to any subsequent assignment or subletting of all or any portion of Tenant’s interest in this Lease or in the Premises or (ii) modifying or limiting the rights of Landlord under the covenant by Tenant not to assign or sublet all or any portion of Tenant’s interest in this Lease or in the Premises without obtaining the prior written consent of Landlord.

(f)           Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times during the Initial Term and any subsequent renewals or extensions remain fully responsible and liable for the payment of the Rent and for compliance with all of Tenant’s other obligations under this Lease. In the event that the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment, plus any bonus or other consideration therefor or incident thereto) exceeds the Rent payable under this Lease, then Tenant, after the recovery of all reasonable expenses associated with the sublease or assignment, including tenant improvement costs, architectural fees, commissions, and any other commercially reasonable concessions provided, shall be bound and obligated to pay Landlord, as additional rent hereunder, one-half of all such excess Rent and other excess consideration within ten (10) days following receipt thereof by Tenant.

(g)           If this Lease is assigned or if the Premises is subleased (whether in whole or in part), or in the event of the mortgage, pledge, or hypothecation of Tenant’s leasehold interest, or grant of any concession or license related to the Premises, or if the Premises are occupied in whole or in part by anyone other than Tenant, then upon a default by Tenant hereunder Landlord may collect Rent from the assignee, sublessee, mortgagee, pledgee, party to whom the leasehold interest was hypothecated, concessionee or licensee or other occupant and, except to the extent set forth in the preceding paragraph, apply the amount collected to the next Rent payable hereunder; and all such Rent collected by Tenant shall be held in deposit for Landlord and immediately forwarded to Landlord.  No such transaction or collection of Rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder.

(h)           Should Tenant request of Landlord the right to assign or sublet its rights under this Lease, Landlord shall charge Tenant and Tenant shall pay to Landlord the actual cost of Landlord’s legal fees and administrative costs up to a maximum amount of One Thousand and No/100 Dollars ($1,000.00).

14.           DEFAULT.  This Lease and Tenant’s right to possession of the Premises is made subject to and conditioned upon Tenant performing all of the covenants and obligations to be performed by Tenant hereunder, at the times and pursuant to terms and conditions set forth herein.  If Tenant (i) fails to pay any Rent or other charge when the same is due and such monetary default continues to exist in full or part at the expiration of ten (10) days after written notice is given by Landlord to Tenant; provided, however, Landlord shall only be obligated to provide such written notice to Tenant two (2) timed within any calendar year and in the event Tenant fails to timely pay Rent or any other sums for a third time during any calendar year, then Tenant shall be in default for such late payment and Landlord shall have no obligation or duty to provide notice of such non-payment to Tenant prior to declaring an event of default under this Lease, (ii) fails to comply with or observe any other provision of this Lease and such failure shall continue for thirty (30) days after written notice to Tenant except that if such failure can not reasonably be cured within such 30 day period, Tenant shall be afforded such additional cure period as shall be reasonably necessary to effect cure (provided that Tenant is acting in good faith and with constant diligence to cure such failure); (iii) makes an assignment for the benefit of creditors, (iv) vacates or abandons the Premises for more than thirty (30) days, (v) files or has filed against it a petition in bankruptcy, (vi) has a receiver, trustee or liquidator appointed over a substantial portion of its property, or (vii) is adjudicated insolvent (each of the foregoing each being referred to hereafter as a “Default”), then Tenant shall be in default under this Lease.  In the event of a Default under this Lease by Tenant, Landlord may either (a) terminate this Lease, or (b) terminate Tenant’s right of possession to the Premises without terminating this Lease.  In either event, Landlord shall have the right to dispossess Tenant, or any other person in occupancy, together with their property, and re-enter the Premises.  Upon such re-entry, Tenant shall be liable for all expenses incurred by Landlord in recovering the Premises, including, without limitation, clean-up costs, legal fees, removal, storage or disposal of Tenant’s property, and restoration costs.  Notwithstanding the foregoing, in the event of the filing of a bankruptcy or similar proceeding against (rather than by) Tenant, Tenant shall not be deemed in Default hereunder if such proceeding is vacated within ninety (90) days after the filing thereof.

In the event Landlord elects to terminate this Lease, all Rent through the effective date of termination shall immediately become due, together with any late fees payable to Landlord and the aforesaid expenses incurred by Landlord to recover possession, plus an amount equal to all tenant concessions granted to Tenant including, but not limited to, free or reduced rent, all tenant finish constructed in, on or about the Premises, or any contribution paid to Tenant in lieu thereof.

In the event Landlord elects not to terminate this Lease, but only to terminate Tenant’s right of possession to the Premises, Landlord may re-enter the Premises without process of law if Tenant has vacated the Premises or, if Tenant has not vacated the Premises by an action for ejection, unlawful detainer, or other process of law.  No such dispossession of Tenant or re-entry by Landlord shall constitute or be construed as an election by Landlord to terminate this Lease, unless Landlord delivers written notice to Tenant specifically terminating this Lease.  Upon Landlord recovering possession, to the extent required by law, Landlord shall use reasonable efforts to mitigate its damages and relet the Premises upon terms and conditions satisfactory to Landlord; however, (i) Landlord shall have no duty to prioritize the reletting of the Premises over the leasing of other vacant space in, on or about the Property, and (ii) Landlord shall not be obligated to accept any prospective tenant proposed by Tenant, unless such proposed tenant meets all of Landlord’s reasonable leasing criteria.  Tenant shall remain liable for all past due Rent and late fees, plus the aforesaid expenses incurred by Landlord to recover possession of the Premises.  In addition, Tenant shall be liable for all Rent thereafter accruing under this Lease, payable at Landlord’s election: (a) monthly as such Rent accrues, in an amount equal to the Rent payable under this Lease less the rent (if any) collected from any reletting, or (b) in a lump sum within thirty (30) days after Landlord repossesses the Premises, in an amount equal to the total Rent payable under this Lease for the unexpired term, in excess if the then fair market rental value of the Premises, such lump sum discounted at the rate of six percent (6%), per annum.  In the event the Premises are relet, Tenant shall also be liable for all costs of reletting, including, without limitation, any broker’s fees, legal fees, and/or tenant finish required to be paid in connection with any reletting.

No payment of money by Tenant after the termination of this Lease, service of any notice, commencement of any suit, or after final judgment for possession of the Premises, shall reinstate this Lease or affect any such notice, demand or suit, or imply consent for any action for which Landlord’s consent is required.  Tenant shall pay all costs and reasonable attorney’s fees incurred by Landlord from enforcing the covenants of this Lease.  Should Landlord elect not to exercise its rights in the event of a Default, it shall not be deemed a waiver of such rights as to subsequent Defaults.  All of the aforesaid remedies afforded Landlord under this Lease shall be cumulative and nonexclusive of each other and shall be in addition to, and not in lieu of, any right or remedy which may be available to Landlord at law or in equity.

15.           HOLDOVER. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord, without demand, in as good condition as when delivered to Tenant, reasonable wear and tear and damage by other fire or casualty excepted.  If Tenant shall remain in possession of the Premises after the termination of this Lease, and hold over for any reason, Tenant shall be deemed guilty of unlawful detainer; or, at Landlord’s election, Tenant shall be deemed a holdover tenant and shall pay to Landlord, in addition to Additional Rent, monthly Base Rent equal to one hundred and fifty percent (150%) of the total Base Rent payable hereunder during the last month prior to any such holdover.  In addition, Tenant shall be liable for all damages incurred by Landlord as a result of such holding over.  Should any of Tenant’s property remain in, on or about the Premises after the termination of this Lease, it shall be deemed abandoned, and Landlord shall have the right to store or dispose of it at Tenant’s cost and expense.

16.           RIGHT TO CURE TENANT’S DEFAULT.  In the event Tenant is in Default under any provision of this Lease, other than for the payment of Rent, and Tenant has not cured same within ten (10) days after receipt of Landlord’s written notice, Landlord may cure such Default on behalf of Tenant, at Tenant’s expense.  Landlord may also perform any obligation of Tenant, without notice to Tenant, should Landlord deem the performance of same to be an emergency.  Any monies expended by Landlord to cure any such Default(s), or resolve any deemed emergency shall be payable by Tenant as Additional Rent.  If Landlord incurs any expense, including reasonable attorney’s fees, in prosecuting and/or defending any action or proceeding by reason of any emergency or Default, Tenant shall reimburse Landlord for same, as Additional Rent, with interest thereon at twelve percent (12%) annually from the date such payment is due Landlord.

17.           HOLD HARMLESS.  Except to the extent caused by Landlord’s gross negligence or willful misconduct, Tenant hereby releases, discharges and shall indemnify, hold harmless and defend Landlord, at Tenant’s sole cost and expense, from all losses, claims, liability, damages, and expenses (including reasonable attorney’s fees) due to (i) any damage or injury to persons or property of third persons, (ii) Tenant’s use or occupancy of the Premises, (iii) Tenant’s breach of any covenant under this Lease, or (iv) Tenant’s use of any equipment, facilities or property in, on, or adjacent to the Property.  In the event any suit shall be instituted against Landlord by any third person for which Tenant is hereby indemnifying and holding Landlord harmless, Tenant shall defend such suit at Tenant’s sole cost and expense with counsel reasonably satisfactory to Landlord; or, in Landlord’s discretion, Landlord may elect to defend such suit, in which event Tenant shall pay Landlord, as Additional Rent, Landlord’s costs of such defense.  This Paragraph shall survive the expiration or earlier termination of this Lease.

18.           CONDEMNATION.  If the whole or any part of the Property or the Premises shall be taken in condemnation, or transferred by agreement in lieu of condemnation, which in Tenant’s reasonable judgment, materially adversely affects Tenant’s Permitted Use of the Premises, or in Landlord’s reasonable judgment, would materially interfere with or impair its ownership or operation of the Property, then either Tenant or Landlord may terminate this Lease by serving the other party with written notice of same, effective as of the taking date.  If neither Tenant nor Landlord elect to terminate this Lease as aforesaid, then this Lease shall terminate on the taking date only as to that portion of the Premises so taken, and the Rent and other charges payable by Tenant shall be reduced proportionally.  Landlord shall be entitled to, and Tenant hereby assigns to Landlord any interests it might have in, the entire condemnation award for all realty and improvements and the value of Tenant’s leasehold interest.  Tenant shall, to the extent available from the condemning authority and separately awarded to Tenant, be entitled to an award for Tenant’s fixtures, personal property, and reasonable moving expenses only, provided Tenant independently petitions the condemning authority for same.  Notwithstanding the aforesaid, if any condemnation takes a portion of the parking area the result of which does not reduce the minimum required parking ratio below that established by local code or ordinance, this Lease shall continue in full force and effect without modification.

19.           INSURANCE. Landlord shall maintain in full force and effect policies of insurance covering the Property in an amount not less than ninety percent (90%) of the Property’s “replacement cost”, as such term is defined in the Replacement Cost Endorsement attached to such policy, insuring against physical loss or damage generally included in the classification of “all risk” or “special form” coverage.  Except as set forth below, such insurance shall be for the sole benefit of Landlord, and under Landlord’s sole control.

Tenant shall maintain in full force and effect throughout the term of this Lease policies providing “all risk” or “special form” insurance coverage protecting against physical damage (including, but not limited to, fire, lightning, extended coverage perils, vandalism, sprinkler leakage, water damage, collapse, and other special extended perils) to the extent of 100% of the replacement cost of Tenant’s property and improvements, as well as broad form comprehensive or commercial general liability insurance, in an occurrence form, insuring Landlord and Tenant jointly against any liability (including bodily injury, property damage and contractual liability) arising out of Tenant’s use or occupancy of the Premises, with a combined single limit of not less than $2,000,000, or for a greater amount as may be reasonably required by Landlord from time to time.  All such policies shall be of a form and content satisfactory to Landlord; and Landlord, its Property Manager, and any Mortgagee, shall be named as an additional insured on all such policies.  All policies shall be with companies licensed to do business in the State of Kentucky, with financial ratings not lower than VII in Best’s Insurance Guide (most current edition).  Tenant shall furnish Landlord with certificates of all policies at least ten (10) days prior to occupancy; and, further, such policies shall provide that not less than thirty (30) days written notice be given to Landlord before any such policies are canceled or substantially changed to reduce the insurance provided thereby.  All such policies shall be primary and non-contributing with or in excess of any insurance carried by Landlord.  Tenant shall not do any act which may make void or voidable any insurance on the Premises or Property; and, in the event Tenant’s use of the Premises shall result in an increase in Landlord’s insurance premiums, Tenant shall pay to Landlord upon demand, as Additional Rent, an amount equal to such increase in insurance.

Notwithstanding any provision in this Lease to the contrary, Landlord, Tenant, and all parties claiming under them, each mutually release and discharge each other from responsibility for that portion of any loss or damage paid or reimbursed by an insurer of Landlord or Tenant under any fire, extended coverage or other property insurance policy maintained by Tenant with respect to its Premises or by Landlord with respect to the Building or the Property (or which would have been paid had the insurance required to be maintained hereunder been in full force and effect), no matter how caused, including negligence, and each waives any right of recovery from the other including, but not limited to, claims for contribution or indemnity, which might otherwise exist on account thereof.  Any fire, extended coverage or property insurance policy maintained by Tenant with respect to the Premises, or Landlord with respect to the Building or the Property, shall contain, in the case of Tenant’s policies, a waiver of subrogation provision or endorsement in favor of Landlord, and in the case of Landlord’s policies, a waiver of subrogation provision or endorsement in favor of Tenant, or, in the event that such insurers cannot or shall not include or attach such waiver of subrogation provision or endorsement, Tenant and Landlord shall obtain the approval and consent of their respective insurers, in writing, to the terms of this Lease.  Each party agrees to indemnify, protect, defend and hold harmless the other party, and its agents, officers, employees and contractors from and against any claim, suit or cause of action asserted or brought by such indemnifying party’s insurers for, on behalf of, or in the name of such indemnifying party, including, but not limited to, claims for contribution, indemnity or subrogation, brought in contravention of this Paragraph 19.  The mutual releases, discharges and waivers contained in this provision shall apply EVEN IF THE LOSS OR DAMAGE TO WHICH THIS PROVISION APPLIES IS CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OR STRICT LIABILITY OF LANDLORD OR TENANT.

Landlord shall not be responsible for, and Tenant releases and discharges Landlord from, and Tenant further waives any right of recovery from Landlord for, any loss for or from business interruption or loss of use of the Premises suffered by Tenant in connection with Tenant’s use or occupancy of the Premises, EVEN IF SUCH LOSS IS CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OR STRICT LIABILITY OF LANDLORD, except as to Landlord’s gross negligence and intentional willful misconduct.

20.           MORTGAGES.  This Lease is subject and subordinated to any mortgages, deeds of trust or underlying leases, as well as to any extensions or modifications thereof (hereinafter collectively referred to as “Mortgages”), now of record or hereafter placed of record.  In the event Landlord exercises its option to further subordinate this Lease, Tenant shall at the option of the holder of said Mortgage attorn to said holder.  Any subordination shall be self-executing, but Tenant shall, at the written request of Landlord, execute such further reasonable assurances as Landlord deems desirable to confirm such subordination.  In the event any existing or future lender, holding a mortgage, deed of trust or other commercial paper, requires a modification of this Lease which does not increase Tenant’s Rent hereunder, or does not materially change any obligation of Tenant hereunder, Tenant agrees to execute appropriate instruments to reflect such modification, upon request by Landlord.

21.           LIENS.  Tenant shall not mortgage or otherwise encumber or allow to be encumbered its interest herein without obtaining the prior written consent of Landlord.  Tenant shall not allow any liens to be filed against the Premises or the Property, and Tenant shall keep the Premises and the Property free and clear of any mechanic’s and materialman’s liens arising in connection with any repair or alteration to the Premises performed by Tenant or its contractors.  Should Tenant cause any mortgage, lien or other encumbrance (hereinafter singularly or collectively referred to as “Encumbrance”) to be filed, against the Premises or the Property, Tenant shall dismiss or bond against same within fifteen (15) days after the filing thereof.  If Tenant fails to remove said Encumbrance within said fifteen (15) days, Landlord shall have the absolute right to remove said Encumbrance by whatever measures Landlord shall deem convenient including, without limitation, payment of such Encumbrance, in which event Tenant shall reimburse Landlord, as Additional Rent, all costs expended by Landlord, including reasonable attorneys fees, in removing said Encumbrance.  Tenant shall indemnify, defend and hold harmless Landlord and its agents, employees and contractors from and against any damages, losses or costs arising out of any such claim and from any liens or encumbrances arising from any work performed by Tenant or on behalf of Tenant in the Premises or the Property.  Tenant’s indemnification of Landlord contained in this Paragraph shall survive the expiration or earlier termination of this Lease.  All of the aforesaid rights of Landlord shall be in addition to any remedies which either Landlord or Tenant may have available to them at law or in equity.  Notwithstanding anything in this Lease to the contrary, Tenant is not authorized to act for or on behalf of Landlord as Landlord’s agent or otherwise, for any purposes of constructing improvements, additions or alterations to the Premises.

22.           GOVERNMENT REGULATIONS.  Tenant, at Tenant’s sole cost and expense, shall conform with all laws and requirements of any Municipal, State, or Federal, authorities now in force, or which may hereafter be in force, pertaining to the Premises, as well as any requirement of Landlord’s insurance carrier with respect to Tenant’s use of the Premises.  The judgment of any court, or an admission of Tenant in any action or proceeding at law, whether Landlord be a party thereto or not, shall be conclusive of the fact as between Landlord and Tenant.  The foregoing provisions of this Paragraph 22 shall be subject to the requirements of Paragraph 3(c) above relating to Landlord’s obligations pertaining to Legal Requirements.

23.           NOTICES. All notices which are required to be given hereunder shall be in writing, and delivered by either (a) hand delivery, or (b) United States registered or certified mail, or (c) an overnight commercial package courier/delivery service with a follow-up letter sent by United States mail; and such notices shall be sent postage prepaid, addressed to the parties hereto at their respective addresses set forth in Items 20 and 21 of the Basic Lease Provisions.  Either party may designate a different address by giving notice to the other party of same at the address set forth above.  Notices shall be deemed received on the date of the return receipt, or in the case of hand delivery, immediately upon such delivery.  If any such notices are refused, or if the party to whom any such notice is sent has relocated without leaving a forwarding address, then the notice shall be deemed received on the date the notice-receipt is returned stating that the same was refused or is undeliverable at such address.

24.         PARKING.  Tenant shall be liable for all vehicles owned, rented or used by Tenant or Tenant’s agents, employees, contractors and invitees in or about the Property.  Tenant shall not store any equipment, inventory or other property in any trucks, nor store any trucks on the parking lot of the Property.  Notwithstanding the aforesaid, in the event the Premises have access to a loading dock which exclusively services the Premises, then Tenant shall have the right to park overnight its operable trucks in front of such loading docks; provided, however, such operable trucks shall not block or restrict access to and from the Building and the parking lot.  Tenant shall not park or store any motor vehicles within the Premises.  In the event the Premises have access to a loading dock which does not exclusively service the Premises, Tenant shall not park its trucks in the dock area longer than the time it takes to reasonably load or unload its trucks.  In no event shall Tenant park any vehicle in or about a loading dock which exclusively services another tenant in, on or about the Property, or in a thoroughfare, driveway, street, or other area not specifically designated for parking.  Landlord reserves the right to establish uniform rules and regulations for the loading and unloading of trucks upon the Property, which rules may include the right to designate specific parking spaces for tenants’ use.  Upon request by Landlord, Tenant shall move its trucks and vehicles if, in Landlord’s reasonable opinion, said vehicles are in violation of any of the above restrictions.

25.         OWNERSHIP.

(a)           In the event of a sale or conveyance by Landlord of the Building or the Property, Landlord shall be released from any and all liability under this Lease accruing from and after such sale or conveyance.  If the Security Deposit has been made by Tenant prior to such sale or conveyance, Landlord shall transfer the Security Deposit to the purchaser, and upon delivery to Tenant of notice thereof, Landlord shall be discharged from any further liability in reference thereto.

(b)           Landlord shall not be in default of any obligation of Landlord hereunder unless Landlord fails to perform any of its obligations under this Lease within thirty (30) days after receipt of written notice of such failure from Tenant; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, Landlord shall not be in default if Landlord commences to cure such default within the thirty (30) day period and thereafter diligently prosecutes the same to completion.  All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter.  All obligations of Landlord hereunder shall be construed as covenants, not conditions.

(c)           Any liability of Landlord for a default by Landlord under this Lease, or a breach by Landlord of any of its obligations under the Lease, shall be limited solely to its interest in the Property, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord. For purposes of this Paragraph 25(c), Landlord’s interest in the Property shall be deemed to include: (i) the rents or other income from the Property received by Landlord after Tenant obtains a final judgment against Landlord, (ii) the net proceeds received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title and interest in the Property after Tenant obtains a final judgment against Landlord, (iii) the net proceeds received by Landlord from any condemnation or conveyance in lieu of condemnation of all or any portion of the Property after Tenant obtains a final judgment against Landlord, and (iv) the net proceeds of insurance received by Landlord from any casualty loss of all or any portion of the Property after Tenant obtains a final judgment against Landlord.  If such default by Landlord shall occur, Tenant may pursue any legal or equitable remedy for which it is entitled; provided, however, Tenant hereby expressly waives and agrees that Tenant shall have no offset rights on account of any breach or default by Landlord under this Lease. Under no circumstances whatsoever shall Landlord or Tenant ever be liable for punitive, consequential or special damages under this Lease (except if in the case of Tenant as the same relates to estoppels matters, a holding over in the Premises or environmental matters which are Tenant’s responsibility under this Lease) and Tenant and Landlord each waives any rights it may have to such damages under this Lease in the event of a breach or default by the other under this Lease, except as otherwise expressly set forth herein.

26.         INTENTIONALLY DELETED.

27.         ESTOPPEL CERTIFICATES. Upon Landlord’s written request, Tenant shall execute and return to Landlord, within fifteen (15) days, a statement in writing certifying that this Lease is unmodified and in full force and effect, that Tenant has no defenses, offsets or counterclaims against its obligations to pay any Rent or to perform any other covenants under this Lease, that there are no uncured Defaults of Landlord or Tenant, and setting forth the dates to which the Rent and other charges have been paid, and any other information reasonably requested by Landlord.  In the event Tenant fails to return such statement within said fifteen (15) days, setting forth the above or, alternatively, setting forth those lease modifications, defenses and/or uncured Defaults, Tenant shall be in default hereunder or, at Landlord’s election, it shall be deemed that Landlord’s statement is correct with respect to the information therein contained.  Any such statement delivered pursuant to this Paragraph may be relied upon by any prospective purchaser, mortgagee, or assignee of any mortgagee of the Property.

28.         CONDITION OF PREMISES.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, LANDLORD HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED PURPOSE OR USE, WHICH DISCLAIMER IS HEREBY ACKNOWLEDGED BY TENANT.  THE TAKING OF POSSESSION BY TENANT SHALL BE CONCLUSIVE EVIDENCE THAT TENANT:

(i)	ACCEPTS THE PREMISES, THE BUILDING AND LEASEHOLD IMPROVEMENTS AS SUITABLE FOR THE PURPOSES FOR WHICH THE PREMISES WERE LEASED;

(ii)	ACCEPTS THE PREMISES AND PROPERTY AS BEING IN GOOD AND SATISFACTORY CONDITION;

(iii)
WAIVES ANY DEFECTS (EXCEPT LATENT DEFECTS) IN THE PREMISES AND ITS APPURTENANCES EXISTING NOW OR IN THE FUTURE, EXCEPT THAT TENANT’S TAKING OF POSSESSION SHALL NOT BE DEEMED TO WAIVE LANDLORD’S COMPLETION OF MINOR FINISH WORK ITEMS THAT DO NOT INTERFERE WITH TENANT’S OCCUPANCY OF THE PREMISES; AND

(iv)	WAIVES ALL CLAIMS BASED ON ANY IMPLIED WARRANTY OF SUITABILITY OR HABITABILITY.

29.         INTENTIONALLY DELETED.

30.         PERSONAL PROPERTY TAXES.  Tenant shall timely pay all taxes assessed against Tenant’s personal property and all improvements to the Premises in excess of Landlord’s standard installations.  If said personal property and improvements are assessed with the property of Landlord, Tenant shall pay to Landlord an amount equal to Tenant’s share of such taxes, within ten (10) days after receipt of Landlord’s statement for same.

31.         BROKERAGE.  Landlord and Tenant each warrant to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only those referred to in Items 23 and 24 of the Basic Lease Provisions (“Brokers”) and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease.  Landlord and Tenant each hereby agree to indemnify, defend and hold the other harmless from and against all claims for any brokerage commissions, finders’ fees or similar payments by any persons other than those Brokers listed above and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys’ fees and costs.

32.         SEVERABILITY. In the event any provision of this Lease is invalid or unenforceable, the same shall not affect or impair the validity or enforceability of any other provision.

33.         HAZARDOUS MATERIALS.  Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated or disposed of in or about the Property by Tenant, its agents, employees, contractors, sublessees or invitees without the prior written consent of Landlord.  Landlord shall be entitled to take into account such other factors or facts as Landlord may reasonably determine to be relevant to determining whether to grant or withhold consent to Tenant’s proposed activity with respect to Hazardous Material.  In no event, however, shall Landlord be required to consent to the installation or use of any storage tanks on the Property.  Tenant, at its sole cost and expense, shall remediate in a manner satisfactory to Landlord any Hazardous Materials released on or from the Property by Tenant, its agents, employees, contractors, subtenants or invitees.  Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture or release of Hazardous Materials on the Premises.  As defined in any applicable laws, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.  As used in the Lease, the term “Hazardous Materials” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substance”, “hazardous wastes,” “hazardous material”, or “toxic substances” now or subsequently regulated under any applicable federal, state or local laws or regulations, including without limitation petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons.  Each of the covenants and agreements of Tenant set forth in this Paragraph shall survive the expiration or earlier termination of this Lease.

34.          MISCELLANEOUS.

(a)           THE TERMS AND PROVISIONS CONTAINED IN ALL EXHIBITS, SCHEDULES AND ADDENDA HERETO, INCLUDING WITHOUT LIMITATION, EXHIBITS A THROUGH K-1, ARE INCORPORATED BY REFERENCE AS IF FULLY SET FORTH HEREIN.  In addition to the terms and conditions set forth herein, Landlord and Tenant shall be bound by those certain Rules and Regulations, set forth on Exhibit D, attached hereto and made a part hereof.

(b)           All of the covenants of Tenant hereunder shall be deemed and construed to be “conditions” as well as “covenants” as though both words were used in each separate instance.

(c)           This Lease shall not be recorded by Tenant without the prior written consent of Landlord.

(d)           The paragraph headings appearing in this Lease are inserted only as a matter of convenience, and in no way define or limit the scope of any paragraph.

(e)           Except with respect to Tenant’s obligation for the payment of Rent hereunder, in the event any obligation to be performed by either Landlord or Tenant is prevented or delayed due to labor disputes, acts of God, inability to obtain materials, government restrictions, casualty, or other causes beyond the control of the parties hereto, the party liable to perform such obligation shall be excused from performing same for a period of time equal to any aforesaid delay.

(f)           Submission of this Lease shall not be deemed to be an offer, or an acceptance, or a reservation of the Premises; and Landlord shall not be bound hereby until Landlord has delivered to Tenant, or to Tenant’s agent, designated representative or Tenant’s Broker as set forth in Item 24 of the Basic Lease Provisions, a fully executed copy of this Lease, signed by both of the parties on the last page of this Lease in the spaces herein provided.  Until such delivery, Landlord reserves the right to exhibit and lease the Premises to other prospective tenants.  Notwithstanding anything contained herein to the contrary, Landlord may withhold possession of the Premises from Tenant until such time as Tenant has paid to Landlord the first installment payment as set forth in Item #12 of the Basic Lease Provisions of the Lease.

(g)           All of the terms of this Lease shall extend to and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

(h)           This Lease and the parties’ respective rights hereunder shall be governed by the laws of the State of Kentucky.  In the event of litigation, suit shall be brought in Boone County, Kentucky.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY ON ANY ISSUE TO ENFORCE ANY TERM OR CONDITION OF THIS LEASE, OR WITH RESPECT TO LANDLORD’S RIGHT TO TERMINATE THIS LEASE, OR TERMINATE TENANT’S RIGHT OF POSSESSION.

(i)           In the event of any legal action or proceeding brought by either party against the other arising out of this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs (including, without limitation, court costs and expert witness fees) incurred in such action.  Such amounts shall be included in any judgment rendered in any such action or proceeding.

(j)           No waiver by Landlord of any provision of this Lease or of any breach by Tenant hereunder shall be deemed to be a waiver of any other provision hereof, or of any subsequent breach by Tenant.  Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval under this Lease shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant.  No act or thing done by Landlord or Landlord’s agents during the Lease Term shall be deemed an acceptance of a surrender of the Premises, unless in writing signed by Landlord.  The delivery of the keys to any employee or agent of Landlord shall not operate as a termination of the Lease or a surrender of the Premises.  The acceptance of any Rent by Landlord following a breach of this Lease by Tenant shall not constitute a waiver by Landlord of such breach or any other breach unless such waiver is expressly stated in a writing signed by Landlord.

(k)           Landlord shall be the sole determinant of the type and amount of any access control or courtesy guard services to be provided to the Property, if any.  IN ALL EVENTS, LANDLORD SHALL NOT BE LIABLE TO TENANT, AND TENANT HEREBY WAIVES ANY CLAIM AGAINST LANDLORD, FOR (I) ANY UNAUTHORIZED OR CRIMINAL ENTRY OF THIRD PARTIES INTO THE PREMISES, THE BUILDING OR THE PROPERTY, (II) ANY DAMAGE TO PERSONS, OR (III) ANY LOSS OF PROPERTY IN AND ABOUT THE PREMISES, THE BUILDING OR THE PROPERTY, BY OR FROM ANY UNAUTHORIZED OR CRIMINAL ACTS OF THIRD PARTIES, REGARDLESS OF ANY ACTION, INACTION, FAILURE, BREAKDOWN, MALFUNCTION AND/OR INSUFFICIENCY OF THE ACCESS CONTROL OR COURTESY GUARD SERVICES PROVIDED BY LANDLORD.

(l)           Upon Tenant’s paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the term hereof without hindrance or ejection by any person lawfully claiming by, through or under Landlord.

(m)         Time is of the essence of this Lease and each and all of its provisions.

(n)          If Tenant is a corporation, each individual executing this Lease on behalf of Tenant hereby covenants and warrants that Tenant is a duly authorized and existing corporation, that Tenant has and is qualified to do business in the State of Kentucky, that the corporation has full right and authority to enter into this Lease, and that each person signing on behalf of the corporation is authorized to do so.  If Tenant is a partnership or trust, each individual executing this Lease on behalf of Tenant hereby covenants and warrants that he is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with the terms of such entity’s partnership or trust agreement.  Tenant shall provide Landlord on demand with such evidence of such authority as Landlord shall reasonably request, including, without limitation, resolutions, certificates and opinions of counsel.

(o)          If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay Rent and perform all other obligations hereunder shall be deemed to be joint and several, and all notices, payments and agreements given or made by, with or to any one of such individuals, corporations, partnerships or other business associations shall be deemed to have been given or made by, with or to all of them.  In like manner, if Tenant shall be a partnership or other business association, the members of which are, by virtue of statute or federal law, subject to personal liability, then the liability of each such member shall be joint and several.

(p)          This Agreement is the result of arms-length negotiations between Landlord and Tenant and their respective attorneys.  Accordingly, neither party shall be deemed to be the author of this Lease and this Lease shall not be construed against either party.

(q)          Upon Landlord’s written request (but no more than once in any given calendar year), Tenant shall promptly furnish Landlord, from time to time, with the most current financial statements prepared in accordance with generally accepted accounting principles, certified by Tenant to be true and correct, reflecting Tenant’s then current financial condition.  Landlord hereby agrees to keep such financial information confidential in accordance with, and subject to the terms of, a separate written confidentiality agreement between Landlord and Tenant.

(r)           This Lease may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument.

(s)           Landlord hereby waives any right of distraint or statutory lien for rent against Tenant’s property on the Premises that would permit Landlord to possess or sell Tenant’s property before obtaining a judgment.  Landlord does not waive any right to obtain and enforce any judgment lien or any pre-judgment rights and remedies other than those described above.

35.         PATRIOT ACT COMPLIANCE.  Tenant represents to Landlord that Tenant is not a person or entity described by Section 1 of the Executive Order (No. 13224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities or any forbidden entity. A “forbidden entity” is defined as (i) the governments of Cuba, Iran, North Korea, Myanmar, Syria and Sudan (each, a “Prohibited Country”) and any of their agencies, including but not limited to, political units and subdivisions (each, a “Prohibited Government”); (ii) any company that (1) is wholly or partially managed or controlled by a Prohibited Government, (2) is established, organized under, or whose principal place of business is in any Prohibited Country, (3) has failed to submit an affidavit following request therefor averring that it does not own or control any property or asset in and has not and does not transact business with any Prohibited Country; and (iii) to Tenant’s knowledge, any publicly traded company identified by an independent researcher specializing in global security as (1) owning or controlling property or assets or having employees or facilities located in, (2) providing goods or services to or obtaining goods or services from, (3) having distribution agreements with, issuing credits or loans to or purchasing bonds or commercial paper issued by, or (4) investing in any Prohibited Country or any company domiciled in any Prohibited Country. For purposes of this Paragraph, a “company” is any entity whether publicly traded or privately owned capable of affecting commerce, including but not limited to, a government, government agency, natural person, legal person, sole proprietorship, partnership, firm, corporation, subsidiary, affiliate, franchisor, franchisee, joint venture, trade association, financial institution, utility, public franchise, provider of financial services, trust, or enterprise and any association thereof.

36.           MOVING ALLOWANCE.  Subject to the terms of this Paragraph 36, Landlord shall contribute toward Tenant's costs and expenses incurred in connection with relocating and moving into the Premises (“Moving Costs”) a cash sum up to a maximum amount of $15,000 (the “Moving Allowance”).  Landlord's payment of the Moving Allowance, or such portion thereof as Tenant may be entitled to, shall be made within thirty (30) days after each and all of the following conditions shall have been satisfied: (i) Tenant shall have delivered to Landlord paid receipts or other written evidence satisfactorily substantiating the actual amount of the Moving Costs incurred by Tenant; and (ii) Tenant shall not then be in material default of any of the provisions of the Lease. If the actual Moving Costs are less than the Moving Allowance, then Tenant shall not receive any credit whatsoever for the difference between the actual Moving Costs the Moving Allowance.  If Tenant does not satisfy items (i) through (iii) above within four (4) months after the Commencement Date, Landlord’s obligation to pay all or any portion of the Moving Allowance shall terminate and be rendered null and void, and Tenant shall automatically be deemed to have waived any right or interest in and to any remaining portion of the Moving Allowance

WHEREFORE, Landlord and Tenant have respectively executed this Lease the day and year first above written.

LANDLORD:			TENANT:
CIVF I-KY1M01-KY1M06 & KY1W01, LLC,			Healthwarehouse.com, Inc., a Delaware corporation
a Delaware limited liability company

By:	DCT Industrial Value Fund I, L.P.,
a Delaware limited partnership,
its Sole Member

	By:	DCT Industrial Value Fund I, Inc.
a Maryland corporation,
its General Partner

By:		By:
Name:	William E. Chester	Name:
Title:	Vice President	Title:
Date:		Date:

EXHIBIT A
PREMISES

EXHIBIT B
LEGAL DESCRIPTION OF PROPERTY

EXHIBIT C
CONSTRUCTION WORK LETTER (TURNKEY)

(a)        Landlord agrees to furnish or perform, at Landlord’s sole cost and expense, those items of construction and those improvements (the “Tenant Improvements”) as specified below:

(i)           Apply two (2) coats of flat white latex paint to warehouse walls (floor to ceiling, including insulation and exposed concrete wall)
(ii)          Prep and paint all garage doors using DTM latex paint
(iii)         Paint the interior of all metal doors and frames with industrial enamel and paint columns 10’ A.F.F. safety yellow/red
(iv)        Make necessary HVAC repairs to the A/C units in the warehouse to provide in good working condition
(v)         Remove the drywall from the northwest corner of the warehouse covering the corner glassed area and fix the water leaking through these windows from the outside

(b)       If Tenant shall desire any changes in the Tenant Improvements, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner.  Any and all costs of reviewing any requested changes, and any and all costs of making any changes to the Tenant Improvements which Tenant may request and which Landlord may agree to shall be at Tenant’s sole cost and expense and shall be paid to Landlord upon demand and before execution of the change order.

(c)        Landlord shall proceed with and complete the construction of the Tenant Improvements.  As soon as such improvements have been Substantially Completed, Landlord shall notify Tenant in writing of the date that the Tenant Improvements were Substantially Completed.  Such date, unless an earlier date is specified as the Commencement Date in this Lease or otherwise agreed to in writing between Landlord and Tenant, shall be the “Commencement Date,”  unless the completion of such improvements was delayed due to any act or omission of, or delay caused by, Tenant including, without limitation, Tenant’s failure to approve plans, complete submittals or obtain permits within the time periods agreed to by the parties or as reasonably required by Landlord, in which case the Commencement Date shall be the date such improvements would have been completed but for the delays caused by Tenant.  The Tenant Improvements shall be deemed substantially completed (“Substantially Completed”) when, in the reasonable opinion of the Landlord’s architect (whether an employee or agent of Landlord or a third party architect) (“Architect”), the Premises are substantially completed except for punch list items which do not prevent in any material way the use of the Premises for the purposes for which they were intended.  In the event Tenant, its employees, agents, or contractors cause construction of such Tenant Improvements to be delayed, the date of Substantial Completion shall be deemed to be the date that, in the opinion of the Architect, Substantial Completion would have occurred if such delays had not taken place.  Without limiting the foregoing, Tenant shall be solely responsible for delays caused by Tenant’s request for any changes in the plans, Tenant’s request for long lead items or Tenant’s interference with the construction of the Tenant Improvements (each of the foregoing, a “Tenant Delay”), and such Tenant Delays shall not cause a deferral of the Commencement Date beyond what it otherwise would have been.  After the Commencement Date Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Premises.

(d)           The failure of Tenant to take possession of or to occupy the Premises shall not serve to relieve Tenant of obligations arising on the Commencement Date or delay the payment of Rent by Tenant.  Subject to applicable ordinances and building codes governing Tenant’s right to occupy or perform in the Premises, Tenant shall be allowed to install its tenant improvements, machinery, equipment, fixtures, or other property on the Premises during the final stages of completion of construction provided that Tenant does not thereby interfere with the completion of construction or cause any labor dispute as a result of such installations, and provided further that Tenant does hereby agree to indemnify, defend, and hold Landlord harmless from any loss or damage to such property, and all liability, loss, or damage arising from any injury to the Property, Building or the property of Landlord, its contractors, subcontractors, or materialmen, and any death or personal injury to any person or persons arising out of such installations, EVEN IF SUCH LOSS, DAMAGE, LIABILITY, DEATH, OR PERSONAL INJURY WAS CAUSED SOLELY OR IN PART BY LANDLORD’S NEGLIGENCE OR STRICT LIABILITY, BUT NOT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD.  Any such occupancy or performance in the Premises shall be in accordance with the provisions governing Alterations in the Lease, and shall be subject to Tenant providing to Landlord satisfactory evidence of insurance for personal injury and property damage related to such installations and satisfactory payment arrangements with respect to installations permitted hereunder.  Delay in putting Tenant in possession of the Premises shall not serve to extend the term of this Lease or to make Landlord liable for any damages arising therefrom.

EXHIBIT D
RULES AND REGULATIONS

Tenant agrees to comply with the following rules and regulations, and any subsequent rules or regulations which Landlord may reasonably adopt or modify from time to time.  Tenant shall be bound by such rules and regulations to the same extent as if such rules and regulations were covenants of this Lease; and any non-compliance thereof shall constitute grounds for Default under this Lease.  Landlord shall not be liable for the non-observance of said rules and regulations by any other tenant, provided, however, that Landlord shall enforce such rules and regulations in a non-discriminatory and uniform manner against other tenants at the Property.

1.	Tenant shall not use any picture or likeness of the Property in any notices or advertisements, without Landlord’s prior written consent.

2.
In the event Tenant requires any telegraph, telephone or satellite dish connections, Landlord shall have the right to prescribe additional rules and regulations regarding the same including, but not limited to, the size, manner, location and attachment of such equipment and connections.

3.
No additional locks shall be placed upon any door of the Premises, and Tenant shall not permit any duplicate keys to be made, without the prior consent of Landlord.  Upon the expiration or earlier termination of this Lease, Tenant shall surrender to Landlord all keys to the Premises and Property.

4.
Tenant shall not install or operate any steam or internal combustion engine, boiler, machinery, or carry on any mechanical business in, on or about the Premises.  Tenant shall not use any fuel source in, on or about the Premises other than the fuel source(s) provided by Landlord.

5.
Tenant shall not permit in, on or about the Premises any animals other than service animals; nor shall Tenant create or allow any foul or noxious gas, noise, odors, sounds, and/or vibrations to emanate from the Premises, or create any interference with the operation of any equipment or radio or television broadcasting/reception from in, on or about the Property, which may obstruct or interfere with the rights of other tenant(s) in the Property.

6.
All sidewalks, loading areas, stairways, doorways, corridors, and other common areas shall not be obstructed by Tenant or used for any purpose other than for ingress and egress.  Landlord retains the right to control all public and other areas not specifically designated as the Premises, provided nothing herein shall be construed to prevent access to the Premises or the common areas of the Property by Tenant or Tenant’s invitees.

7.	Tenant shall not install any window treatments other than existing treatments or otherwise obstruct the windows of the Premises without Landlord’s prior written consent.

8.
After business hours, Tenant shall lock all doors and windows of the Premises which enter upon any common areas of the Property; and Tenant shall be liable for all damages sustained by Landlord or other tenants within the Property resulting from Tenant’s default or carelessness in this respect.

9.
Any person(s) who shall be employed by Tenant for the purpose of cleaning the Premises shall be employed at Tenant’s cost.  Tenant shall indemnify and hold Landlord harmless from all losses, claims, liability, damages, and expenses for any injury to person or damage to property of Tenant, or third persons, caused by Tenant’s cleaning contractor.

10.
Tenant shall not canvass or solicit business, or allow any employee of Tenant to canvass or solicit business, from other tenants in the Property, unless the same is within the scope of Tenant’s normal business.

11.
Landlord reserves the right to place into effect a “no smoking” policy within all or selected portions of the common areas of the Property, wherein Tenant, its agents, employees and invitees shall not be allowed to smoke.  Tenant shall not be allowed to smoke in any common stairwells, elevators or bathrooms; nor shall Tenant dispose of any smoking material including, without limitation, matches, ashes and cigarette butts on the floors of the Property, about the grounds of the Property, or in any receptacle other than a specifically designated receptacle for smoking.

EXHIBIT E
HVAC MAINTENANCE CONTRACT

Paragraph 8 of the Lease, captioned “TENANT’S REPAIRS AND MAINTENANCE,” is revised to include the following provisions:

Tenant agrees to enter into and maintain through the Term of the Lease, a regularly scheduled preventative maintenance/service contract for servicing all hot water, heating and air conditioning systems and equipment serving the Premises.  Landlord requires Tenant to retain a qualified HVAC contractor to perform this work.  A copy of the service contract must be provided to the Landlord within sixty (60) days upon occupancy of the Premises.

The service contract must become effective within thirty (30) days of Tenant’s occupancy, and service visits should be performed on a quarterly basis.  Landlord agrees that Tenant may utilize Landlord’s HVAC contractor at the rate Landlord would pay for such contract.  Landlord suggests that Tenant send the following list to a qualified HVAC contractor to be assured that these items are included in the maintenance contract:

1.	Adjust belt tension;

2.	Lubricate all moving parts, as necessary;

3.	Inspect and adjust all temperature and safety controls;

4.	Check refrigeration system for leaks and operation;

5.	Check refrigeration system for moisture;

6.	Inspect compressor oil level and crank case heaters;

7.	Check head pressure, suction pressure and oil pressure;

8.	Inspect air filters and replace when necessary;

9.	Check space conditions;

10.	Check condensate drains and drain pans and clean, if necessary;

11.	Inspect and adjust all valves;

12.	Check and adjust dampers; and

13.	Run machine through complete cycle.

EXHIBIT F
MOVE-OUT CONDITIONS

Notwithstanding anything to the contrary in this Lease, Tenant is obligated to check and address prior to move-out of the facility the following items.  Landlord expects to receive the space in a well maintained condition, with normal wear and tear of certain areas acceptable.  The following list is designed to assist Tenant in the move-out procedures but is not intended to be all inclusive.

1.	All lighting is to be placed into good working order including, without limitation, replacement of bulbs, ballasts, and lenses as needed.

2.
All truck doors and dock levelers should be serviced and placed in good operating order.  This would include the necessary replacement of any dented truck door panels and adjustment of door tension to insure proper operation.  All door panels which are replaced need to be painted to match the building standard.

3.
All structural steel columns in the warehouse and office should be inspected for damage and Tenant shall be responsible for repairing any damage to such structural steel columns caused by or attributable to Tenant, its agents, employees or invitees.  Repairs of this nature should be pre-approved by the Landlord prior to implementation.

4.
Heating/air-conditioning systems should be placed in good working order, including the necessary replacement of any parts to return the unit to a well maintained condition.  This includes warehouse heaters and exhaust fans.  Upon move-out, Landlord will have an exit inspection performed by a certified mechanical contractor to determine the condition.

5.	All holes in the sheetrock walls should be repaired prior to move-out.

6.
The carpets and vinyl tiles should be in a clean condition and should not have any holes or chips in them.  Landlord will accept normal wear on these items provided they appear to be in a maintained condition.

7.	Facilities should be returned in a clean condition which would include cleaning of the coffee bar, restroom areas, windows, and other portions of the space.

8.
The warehouse should be in broom clean condition with all inventory and racking removed.  There should be no protrusion of anchors from the warehouse floor and all holes should be appropriately patched.  If machinery/equipment is removed, the electrical lines should be properly terminated at the nearest junction box.

9.	All exterior windows with cracks or breakage should be replaced.

10.	The Tenant shall provide to Landlord the keys for all locks on the Premises, including front doors, rear doors, and interior doors.

11.
Items that have been added by the Tenant and affixed to the Property (excluding personal property and equipment that are not fixtures) will remain the property of Landlord, unless agreed otherwise in this Lease.  This would include but is not limited to mini-blinds, air conditioners, electrical, water heaters, cabinets, flooring, etc, normal wear and tear excepted.  Except as otherwise set forth in this Lease, please note that if modifications have been made to the space, such as the addition of office areas, Landlord retains the right to have the Tenant remove these at Tenant’s expense.

12.	All electrical systems should be left in a safe condition that conforms to code. Bare wires and dangerous installations should be corrected prior to move-out.

13.	All plumbing fixtures should be in good working order, including the water heater. Faucets and toilets should not leak.

14.	All dock bumpers must be left in place and well secured.

Notwithstanding the foregoing and except as otherwise set forth in this Lease, Tenant agrees to surrender the Premises to Landlord in substantially the same condition as exists at the time that Tenant occupies the Premises and opens for business.

EXHIBIT G
ONE RENEWAL OPTION AT MARKET

(a)           Provided that as of the time of the giving of the Extension Notice and the Commencement Date of the Extension Term, (i) Tenant (or an assignee for whom Landlord’s prior written consent is not required) is the Tenant originally named herein, (ii) Tenant actually occupies all of the Premises initially demised under this Lease and any space added to the Premises, and (iii) no Default exists or would exist but for the passage of time or the giving of notice, or both; then Tenant shall have the right to extend the Lease Term for one (1) additional term of five (5) years (such additional term is hereinafter called the “Extension Term”) commencing on the day following the expiration of the Lease Term (hereinafter referred to as the “Commencement Date of the Extension Term”).  Tenant shall give Landlord written notice (hereinafter called the “Extension Notice”) of its election to extend the Lease Term at least six (6) months, but not more than nine (9) months, prior to the scheduled expiration date of the Lease Term.

(b)           The Base Rent payable by Tenant to Landlord during the Extension Term shall be the then prevailing market rate for comparable space in the Property and comparable buildings in the vicinity of the Property taking into account the size of the Lease, the length of the renewal term, market escalations and the credit of Tenant.  The Base Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord’s not having to find a new tenant for such Premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period).  In the event Landlord and Tenant fail to reach an agreement on such rental rate and execute the Amendment (defined below) at least five (5) months prior to the expiration of the Lease Term, then Tenant’s exercise of this renewal option shall be deemed withdrawn and the Lease shall terminate on its original expiration date.

(c)           The determination of Base Rent does not reduce the Tenant’s obligation to pay or reimburse Landlord for Additional Rent and other reimbursable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such Additional Rent and other items with respect to the Premises during the Extension Term without regard to any cap on such expenses set forth in the Lease.

(d)           Except for the Base Rent as determined above, Tenant’s occupancy of the Premises during the Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the Lease Term; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, terminate, renew or extend the Lease.

(e)           If Tenant does not give the Extension Notice within the period set forth in Paragraph (a) above, Tenant’s right to extend the Lease Term shall automatically terminate.  Time is of the essence as to the giving of the Extension Notice.

(f)           Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Extension Term.  The Premises shall be tendered on the Commencement Date of the Extension Term in “as-is” condition.

(g)           If the Lease is extended for the Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto (the “Amendment”).

(h)           If Tenant exercises its right to extend the Lease Term for the Extension Term pursuant to this Exhibit, the term “Lease Term” as used in the Lease, shall be construed to include, when practicable, the Extension Term except as provided in Paragraph (d) above.

EXHIBIT H
RIGHT OF FIRST OFFER

(a)           “Offered Space” shall mean that certain adjacent space to the Premises consisting of approximately 34,106 rentable square feet of space, as shown on Exhibit A to this Lease.

(b)           Provided that as of the date of the giving of the Offer Notice, (i) Tenant (or an assignee for whom Landlord’s prior written consent is not required) is the Tenant originally named herein, (ii) Tenant actually occupies all of the Premises initially demised under this Lease and any space added to the Premises, and (iii) no Default exists or would exist but for the passage of time or the giving of notice, or both; if at any time during the Lease Term any portion of the Offered Space is vacant and unencumbered by any rights of any third party, then Landlord, before offering such Offered Space to anyone, other than the tenant then occupying such space (or its affiliates), shall offer to Tenant the right to include the Offered Space within the Premises on substantially the same terms and conditions upon which Landlord intends to offer the Offered Space for lease.  Notwithstanding anything to the contrary in the Lease, the right of first offer granted to Tenant under this Exhibit shall be subject and subordinate to (i) the rights of all tenants at the Property under existing leases, and (ii) the herein reserved right of Landlord to renew or extend the term of any lease with the tenant then occupying such space (or any of its affiliates), whether pursuant to a renewal or extension option in such lease or otherwise.

(c)           Such offer shall be made by Landlord to Tenant in a written notice (hereinafter called the “Offer Notice”) which offer shall designate the space being offered and shall specify the terms which Landlord intends to offer with respect to any such Offered Space.  Tenant may accept the offer set forth in the Offer Notice by delivering to Landlord an unconditional acceptance (hereinafter called “Tenant’s Notice”) of such offer within five (5) business days after delivery by Landlord of the Offer Notice to Tenant.  Time shall be of the essence with respect to the giving of Tenant’s Notice.  If Tenant does not accept (or fails to timely accept) an offer made by Landlord pursuant to the provisions of this Exhibit with respect to the Offered Space designated in the Offer Notice and execute the Amendment (defined below) within thirty (30) days after the delivery of the Offer Notice, Landlord shall be under no further obligation with respect to such space by reason of this Exhibit.

(d)           Tenant must accept all Offered Space offered by Landlord at any one time if it desires to accept any of such Offered Space and may not exercise its right with respect to only part of such space.  In addition, if Landlord desires to lease more than just the Offered Space to one tenant, Landlord may offer to Tenant pursuant to the terms hereof all such space which Landlord desires to lease, and Tenant must exercise its rights hereunder with respect to all such space and may not insist on receiving an offer for just the Offered Space.

(e)           If Tenant at any time declines any Offered Space offered by Landlord, Tenant shall be deemed to have irrevocably waived all further rights under this Exhibit, and Landlord shall be free to lease the Offered Space to third parties including on terms which may be less favorable to Landlord than those offered to Tenant.

(f)           In the event that Tenant exercises its rights to any Offered Space pursuant to this Exhibit, then Landlord shall prepare, and Tenant shall execute, an amendment to the Lease which confirms such expansion of the Premises and the other provisions applicable thereto (the “Amendment”).

EXHIBIT I
LEASE CONFIRMATION CERTIFICATE

This LEASE CONFIRMATION CERTIFICATE is executed as of this ___ day of _______________, 20__, by and between _________________ (“Landlord”) and ______________ (“Tenant”).

WITNESSETH:
WHEREAS, on ________, 20____, Landlord and Tenant entered into that certain Agreement of Lease (the “Lease”), for the lease of approximately _________ rentable square feet (“Premises”) located at __________________ (“Building”), and being more particularly described in the Lease.  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Lease; and

WHEREAS, pursuant to Paragraph 2 of the Lease, the parties have agreed to execute a written statement (the “Lease Confirmation Certificate”) setting forth the Commencement Date, the Expiration Date of the Initial Term and certain other lease terms.

NOW, THEREFORE, Tenant and Landlord hereby state as follows:

(a)	Commencement Date:	______________
	Expiration Date of Initial Term:	______________

(b)        Pursuant to Item 11 of the Basic Lease Provisions of the Lease, the Base Rent during the Initial Term is as follows:
Period	Annual Rent Amount		Monthly Rent Amount
__________ through _____________	$	_______	$	_______
__________ through _____________	$	_______	$	_______
__________ through _____________	$	_______	$	_______
__________ through _____________	$	_______	$	_______
__________ through _____________	$	_______	$	_______

This Lease Confirmation Certificate is intended to determine the various dates and time periods referenced above based on the substantive provisions contained in the Lease in light of the actual facts and circumstances that have come to pass.  In no event is this Lease Confirmation Certificate intended to modify any substantive provision of the Lease and is limited to clarifying the Commencement Date of the Lease, the Expiration Date of the Initial Term of the Lease and the Base Rent schedule during the Initial Term of the Lease, and in the event of a conflict between the foregoing terms of the Lease and this Lease Confirmation Certificate, the terms of the Lease shall control.

This Lease Confirmation Certificate may be executed in several counterparts, each of which may be deemed an original, and all such counterparts together shall constitute one and the same Lease Confirmation Certificate.

IN WITNESS WHEREOF, the parties have executed this Lease Confirmation Certificate as of the date and year first above written.

LANDLORD:	TENANT:

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

EXHIBIT J
ALTERATIONS AND IMPROVEMENTS

1)
Subject to applicable Legal Requirements, Tenant shall cause the office portion of the Premises to be expanded from its current 2,500 square feet to approximately 7,000 square feet as shown on the office plan set forth on Exhibit J-1, subject to Landlord’s approval of the plans and specifications related thereto, and Landlord’s approval of the contractors performing such office work.  Tenant shall, at Tenant’s sole cost and expense, remove such office space upon the expiration or earlier termination of this Lease, and shall repair any damage to the Premises caused by such removal; provided, however, if Landlord elects in writing at the time of the giving of its approval of the plans and specifications related thereto that such office improvements shall remain on the Premises upon the expiration or earlier termination of this Lease, then Tenant shall not remove such office improvements and such office improvements will become Landlord’s property at the expiration or earlier termination of this Lease, without the requirement of further written instrument.

2)
Tenant will cause 20,000 square feet of current warehouse space to be resurfaced with high-quality, Retro Plate Concrete Polishing System 99 at a Level 3 finish using the gray color selection per the specifications and color attached hereto as Exhibit J-2.  This application will consist of polishing and cleaning the warehouse floor and sealing the control joints prior to the application of the product.  The application must be performed by one of the following: EnduraCrete (contractor), Perfect Polish or an approved Retro Plate product installer.

EXHIBIT J-1

OFFICE PLAN

EXHIBIT J-2

RESURFACING SPECS

SPEC DATA®

This Spec-Data sheet conforms to editorial style prescribed by The Construction Specifications Institute. The manufacturer is responsible for technical accuracy.

## 1. PRODUCT NAME

Retro Plate 99®

## 2. MANUFACTURER

Advanced Floor Products
P.O. Box 50533
Provo, UT 84603

## 3. PRODUCT DESCRIPTION

Retro Plate 99 is a chemical reactive concrete stabilizer which enhances the concrete density and hardness allowing the concrete to be finished to a high cosmetic marble like sheen. It is used in conjunction with the Retro Plate 99 floor restoration system for repairing floors in which:

- The floor is deteriorating and dusting.
- The concrete surface is dull, rough, pitted, or raw looking.
- Overlays, toppings or expensive recoating is required.
- A marble like, hard shell maintenance free finish is desired.

*Treatment Results:*

In combination with the Retro Plate 99 floor finishing system, Retro Plate 99 allows a selection of three floor finishes. These include a level 1 hard-shell satin finish, a level 2 hard-shell medium sheen and a level 3 light reflective mirror finish. Each level provides an extremely pleasing durable, penetration resistant, dust proofed marble like surface. Retro Plate 99 also provides a hardened, durable, and dense concrete surface when applied after smoothing and honing of the rough, pitted concrete or removal of soft carbonated concrete surfaces prior to level 1,2, or 3 finishing.

*Treatable Materials:*

Concrete floor surfaces

*Limitations:*

- Retro Plate 99 must be applied to structurally sound concrete surfaces. Soft, carbonated or structurally unsound concrete surfaces must be removed so that Retro Plate 99 can react with a stable substrate.
- All restrictive coatings must be removed to allow Retro Plate 99 to fully penetrate the concrete surface.
- Retro Plate 99 should not be applied when freezing conditions may occur.

## 4. TECHNICAL DATA

*Applicable Standards:*

- Abrasion: ASTMC 779- Up to 400% increase in abrasion resistance, depending on concrete quality
- Hardness: ASTM C805- 21% increase in impact resistance
- Weathering: ASTMG 23-81- No adverse effect to ultraviolet light and water spray.
- Light reflectivity: 30% increase in reflectivity.
- Skidability Static: Co-efficient of friction: ASTM 1028- All levels of finish to 600 exceed OSHA and ADA recommendations for wet and dry hard surfaces.

AmeriPolish Dyes Distributed by RETROPLATE

Gold
Raw Sienna
Caramel
Sand
Terra Cotta
Mahogany
Chocolate Brown
Walnut
Burnt Sienna
Chestnut
Maroon
Saddle Brown
Sepia
Eggplant
Midnight Black
Black
Gray
Patriot Blue
Turquoise
Slate Blue
Green
Pine Green
Forest Green

QUALIFICATION:
The colors on this chart, and the colors you achieve on your floor, may vary. Always test on your floor.

Visit www.retroplatesystem.com to see larger color samples!

RetroPlate has always worked successfully with bare concrete, both old and new; but now in conjunction with the new generation of solvent-based dyes, it can deliver both the colors of the rainbow, and the earthen colors associated with acid stains. When combined with RetroPlate you can now realize the benefits of solvent-based dyes that are manufactured and shipped in a dry powder form. The Ameripolish Dye distributed by RetroPlate can be applied alone or in conjunction with acid stain as a highlight. Your imagination can now create beautiful floors that reflect the inherent beauty of natural stone, at a fraction of the cost.

Products of the RetroPlate System: RetroPlate · RetroClean · [illegible] · **AmeriPolish Dye** · RetroGuard · **Diamond Tooling**

www.retroplatesystem.com 888-942-3144